Exhibit 4.1

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT dated as of January 14, 2008 (this “Agreement”) by and among Interactive Systems Worldwide Inc., a Delaware corporation (the “Company”), and each of the purchasers of the non-negotiable promissory notes of the Company whose names are set forth on Exhibit A attached hereto (each a “Purchaser” and collectively, the “Purchasers”).

The parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF NOTES AND WARRANTS

Section 1.1 Purchase and Sale of Notes.

(a) Upon the terms and conditions set forth herein, the Company agrees to issue and sell to the Purchasers, and the Purchasers, severally but not jointly, agree to purchase (in the amounts set forth as Exhibit A hereto) from the Company, non-negotiable 14% promissory notes due July 31, 2008 in substantially the form attached hereto as Exhibit B (the “Notes”), in the aggregate principal amount of a minimum of One Hundred Seventy-Five Thousand Dollars ($175,000) (the “Minimum”) and a maximum of up to Five Hundred Thousand Dollars ($500,000), at a purchase price equal to 100% of the principal amount of the Notes being purchased. The Company and the Purchasers are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), including Regulation D (“Regulation D”), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to the investments to be made hereunder.

Section 1.2 Closing.

The Notes may be sold and funded in separate closings (each a “Closing”), provided that each Purchaser executes a signature page hereto and thereby agrees to be bound by and subject to the terms and conditions hereof. The initial Closing under this Agreement (the “Initial Closing”) shall take place on or about January 14, 2008 (the “Initial Closing Date”) and shall be funded in the amount of at least the Minimum. Each subsequent Closing under this Agreement shall take place upon the mutual agreement of the Company and such Purchasers, but in no event later than February 29, 2008 (each, a “Subsequent Closing Date”). The Initial Closing Date and each Subsequent Closing Date are sometimes referred to in this Agreement as the “Closing Date”. Each Closing shall take place at the offices of Friedman Kaplan Seiler & Adelman LLP (“FKSA”), 1633 Broadway (46th Floor), New York, New York 10019. At each Closing the Company shall deliver to the Purchasers acquiring Notes at such Closing its Notes for the principal amount set forth opposite the name of such Purchaser on Exhibit A hereto, against payment of the purchase price therefor by wire transfer to an account designated by the Company or by release of funds previously delivered and held by FKSA in its escrow account. The Company shall update Exhibit A hereto to reflect all Purchasers who have entered into this Agreement. Each Note shall be dated the applicable Closing Date.

Section 1.3 Release from Escrow.

Each Purchaser who has escrowed funds with FKSA pursuant to a letter from FKSA to such Purchaser, authorizes and directs FKSA to release from the escrow at the Initial Closing such Purchaser’s escrowed funds, for delivery to the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company.

The Company represents and warrants to the Purchasers, as of the date hereof and as of each Closing Date, that:

(a) Organization, Good Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

(b) Authorization and Power; Enforcement. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and the Notes (the “Transaction Documents”). The execution, delivery and performance of the Transaction Documents by the Company have been duly and validly authorized by all necessary corporate action. When executed and delivered by the Company, each of the Transaction Documents shall constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

Section 2.2 Representations and Warranties of the Purchasers.

Each of the Purchasers represents and warrants to the Company with respect solely to itself and not with respect to any other Purchaser as of the date hereof and as of each Closing Date on which it purchases Notes, that:

(a) Organization and Standing of the Purchasers. If the Purchaser is an entity, such Purchaser is a corporation, limited liability company or partnership duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has not been organized for the specific purposes of purchasing the Notes and is not prohibited from doing so.

(b) Authorization and Power; Enforcement. Such Purchaser has the requisite power and authority to enter into and perform its obligations under this Agreement and to purchase the Notes being sold to it hereunder. The execution, delivery and performance of this Agreement by such Purchaser has been duly authorized by all necessary corporate, partnership or limited liability company action. When executed and delivered by such Purchaser, this Agreement shall constitute valid and binding obligations of such Purchaser enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

(c) Investment Purpose. Such Purchaser is acquiring the Notes as principal for its own account for investment only and not with a view toward, or for resale in connection with, the public sale or distribution thereof.

(d) Accredited Investor Status. Such Purchaser is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D, as further indicated by his or its responses to the Purchaser Questionnaire which it has submitted to the Company.

(e) Reliance on Exemptions. Such Purchaser understands that the Notes are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Notes.

(f) Information; Able to Bear Risk. Such Purchaser specifically acknowledges that it has read the Company’s Annual Report on Form 10-KSB for the year ended September 30, 2006 and, if filed with the SEC prior to the date of this Agreement, the Company’s Annual Report on Form 10-KSB for the year ended September 30, 2007, including without limitation the Risk Factors section set forth and therein, and the Company’s Quarterly Reports on Form 10-QSB for the periods ended December 31, 2006, March 31, 2007 and June 30, 2007, and all Current Reports on Form 8-K since the filing of its Annual Report on Form 10-KSB for the year ended September 30, 2006. Such Purchaser and its advisors (and/or its counsel, if any) have been furnished with all materials relating to the business, finances and operations of the Company and information which it deemed material to making an informed investment decision regarding its purchase of the Notes, which have been requested by such Purchaser. Such Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its management. Such Purchaser is not relying (for purposes of making any investment decision or otherwise) upon any advice, information, or representations from the Company, written or oral, other than the representations set forth in this Agreement. Such Purchaser is fully aware of the precarious financial condition of the Company and understands that such Purchaser’s investment in the Notes is speculative and involves an extremely high degree of risk, and that the Company does not currently have the financial resources to repay the Notes. Such Purchaser, either alone or with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment hereunder and such Purchaser is able to bear the economic risk of such investment, and is able to afford a complete loss of such investment. Such Purchaser is in a position regarding the Company, based upon employment, directorship, family relationship or economic bargaining power, which enabled and enables such Purchaser to obtain information from the Company in order to evaluate the merits and risks of this investment. Such Purchaser has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to its acquisition of the Notes. Such Purchaser is not making the investment as a result of any advertisement, article, notice or other communication published or broadcast in any media or any general solicitation or advertising.

(g) No Governmental Review. Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Notes, or the fairness or suitability of an investment in the Notes, nor have such authorities passed upon or endorsed the merits of the offering of the Notes.

(h) Transfer or Resale. Such Purchaser understands that: (i) the Notes are non-negotiable and (without the consent of the Company) non-transferable; (ii) the Notes have not been and are not being registered under the Securities Act or any state securities laws, and (even if the Company were to consent to a transfer of the Notes) may not be offered for sale, sold, assigned or transferred by Purchaser unless (A) subsequently registered for resale thereunder, or (B) such Purchaser shall have delivered to the Company an opinion of counsel, in form, substance and scope acceptable to the Company, to the effect that the Notes to be sold, assigned or transferred may be sold, assigned or transferred pursuant to a specified exemption from such registration requirements; and (iii) neither the Company nor any other person is under any obligation to register the Notes under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Such Purchaser acknowledges that it is familiar with Rule 144 of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that such Purchaser has been advised that Rule 144 permits resales only under certain circumstances. Such Purchaser understands that to the extent that Rule 144 is not available, such Purchaser will be unable to sell the Notes without either registration under the Securities Act or the existence of another exemption from such registration requirement. Such Purchaser understands that no public market exists or will exist for the Notes.

(i) Legends. Such Purchaser understands that the Notes shall bear a restrictive legend in substantially the following form:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE NOTES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE SATISFACTORY TO THE ISSUER OF THIS NOTE, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

(j) Receipt of Documents. Such Purchaser and his or its counsel has received and read in their entirety: (i) the Transaction Documents; (ii) all due diligence and other information which it has requested; and (iii) answers to all questions such Purchaser submitted to the Company regarding an investment in the Company; and such Purchaser [has not been furnished any other documents, literature, memorandum or prospectus and] has relied only on the representations set forth in the Transaction Documents and on the Company’s filings with the Securities and Exchange Commission.

(k) No Legal Advice From either Company. Such Purchaser acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with his or its own legal counsel and investment and tax advisors. Such Purchaser is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

(l) Use of Proceeds. Such Purchaser acknowledges that it knows that a substantial portion of the proceeds of the sale of the Notes will be used to pay past due and current accounts payable of the Company.

ARTICLE III

COVENANTS

The Company covenants with each Purchaser that:

Section 3.1 Use of Proceeds.

The net proceeds from the sale of the Notes (after payment of expenses of the offering of the Notes, including but not limited to the Company’s legal fees) shall be used by the Company for working capital and general corporate purposes, including but not limited to payment of past due and current accounts payable of the Company.

Section 3.2 Distributions.

Until the earlier of (a) payment of all principal and accrued interest on the Notes, or (b) August 1, 2008, the Company agrees that it shall not (i) declare or pay any cash dividends or make any cash distributions on its common stock or preferred stock or (ii) purchase or otherwise acquire for value, directly or indirectly, any of its outstanding common stock or preferred stock.

Section 3.3 Salary Increases.

Until the earlier of (a) payment of all principal and accrued interest on the Notes, or (b) August 1, 2008, the Company agrees that it shall not increase the salary of any Company officer above the salary which such officer is being paid as of the date of this Agreement.

Section 3.4 Stay, Extension and Usury Laws.

It shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law wherever enacted, now or at any time hereafter in force, that may affect the performance of its obligations under the Transaction Documents; and the Company hereby expressly (a) waives to the extent that it may lawfully do so, all benefit or advantage of any such law and (b) covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power granted herein or under the Notes to the Purchasers, but shall suffer and permit the execution of every such power as though no such law has been enacted.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Fees and Expenses.

Each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the Notes.

Section 4.2 Confidentiality Agreement.

Each Purchaser agrees with the Company that any Confidentiality Agreement, previously signed by such Purchaser and the Company, remains in full force and effect and shall survive the Closings.

Section 4.3 Entire Agreement; Amendment.

This Agreement and the Notes contain the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth in the Transaction Documents, neither the Company nor any Purchaser make any representation, warranty, covenant or undertaking with respect to such matters and the Transaction Documents supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein. Any provision of this Agreement or the Notes may be waived or amended by a written instrument signed by the Company and Purchasers holding not less than 66⅔% of the aggregate principal amount of the Notes then outstanding; provided that the maturity date and interest rate on a Note may not be changed as to a Purchaser without the written consent of such Purchaser. Subject to the immediately preceding proviso, any amendment or waiver effected in accordance with this Section 4.3 shall be binding upon each Noteholder and the Company.

Section 4.4 Notices.

Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand or express courier service delivery or by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the fifth business day following the date of mailing, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:	Interactive Systems Worldwide Inc. 2 Andrews Drive West Paterson, NJ 07424 Attention: Bernard Albanese Tel. No.: (973) 256-8181 Fax No.: (973) 256-8211

With a copy (which copy shall not constitute notice to the Company) to:
Friedman Kaplan Seiler & Adelman LLP 1633 Broadway New York, NY 10019 Attention: Richard M. Hoffman, Esq. Tel. No.: (212) 833-1116 Fax No.: (212) 833-1250

If to any Purchaser:	At the address or number of such Purchaser set forth on Exhibit A to this Agreement.

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto pursuant to the provisions of this Section 4.4.

Section 4.5 Waivers.

No waiver by a party of any default with respect to any provision, condition or requirement of this Agreement or the Notes shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder or thereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 4.6 Headings.

The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 4.7 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The rights and obligations under this Agreement may not be assigned by a Purchaser.

Section 4.8 No Third Party Beneficiaries.

This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 4.9 Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

Section 4.10 Survival.

The representations and warranties of the Company and the Purchasers hereunder shall survive the Closings.

Section 4.11 Counterparts.

This Agreement may be executed in any number of counterparts and by facsimile, all of which taken together shall constitute one and the same instrument and shall become effective as to the Company and a Purchaser when counterparts have been signed by the Company and such Purchaser and delivered by the one to the other, it being understood that all parties need not sign the same counterpart.

Section 4.12 Severability.

The provisions of the Transaction Documents are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in the Transaction Documents shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of the Transaction Documents and the Transaction Documents shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 4.13 Further Assurances.

From and after the date of this Agreement, upon the request of the Purchasers or the Company, the Company and each Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the Notes.

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IN WITNESS WHEREOF, the parties hereto have caused this Note Purchase Agreement to be duly executed as of the date first above written.

INTERACTIVE SYSTEMS WORLDWIDE INC.

By:
	Name:	Bernard Albanese
	Title:	Chairman of the Board,
President and Chief Executive Officer

PURCHASER:

By:
Name:
Title:

EXHIBIT A
LIST OF PURCHASERS

Names and Addresses (including Fax No. or E-Mail Address) of Purchasers	Principal Amount of Notes Purchased	Closing Date